UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): August 20, 2010

IGI LABORATORIES, INC.

(Exact name of registrant as specified in charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	001-08568 (Commission file number)	01-0355758 (I.R.S. Employer Identification Number)

105 Lincoln Avenue

Buena, New Jersey 08310

(Address of principal executive offices)(Zip Code)

(856) 697-1441

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On August 20, 2010, all of the issued and outstanding shares of Series B-1 Convertible Preferred Stock, par value $0.01 per share (the “Series B-1 Preferred Stock”) of IGI Laboratories, Inc. (the “Company”) automatically converted into an aggregate of 15,692,824 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in accordance with the terms and conditions set forth in the Certificate of Designation of the Rights and Preferences of Series B-1 Convertible Preferred Stock and Series B-2 Preferred Stock (the “Certificate of Designation”). The shares of Series B-1 Preferred Stock were issued in connection with the private placement offering by the Company of shares of Series B-1 Preferred Stock, secured convertible promissory notes and warrants to purchase shares of Series B-2 Preferred Stock completed on March 13, 2009.

Pursuant to the terms of the Certificate of Designation, the shares of Series B-1 Preferred Stock automatically convert into shares of the Company’s Common Stock upon the date that the closing price of the Company’s Common Stock shall have exceeded $1.20 for a period of twenty-five (25) consecutive trading days immediately preceding such date. On August 19, 2010, the closing price of the Company’s Common Stock was $1.29, which was the twenty-fifth consecutive trading day for which the closing price of such Common Stock exceeded $1.20. Accordingly, on August 20, 2010, the shares of Series B-1 Preferred Stock automatically converted into shares of the Company’s Common Stock.

The total number of shares of the Company’s Common Stock outstanding immediately prior to the conversion was 17,714,548 and the total number of shares of Series B-1 Preferred Stock outstanding was 1,006.879. After giving effect to the conversion, the total number of shares of the Company’s Common Stock outstanding was 33,407,372 and there were no shares of Series B-1 Preferred Stock outstanding.

A copy of the Certificate of Designation is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2009 and incorporated herein by reference. The foregoing description of the Certificate of Designation is qualified in its entirety by reference to such exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGI LABORATORIES, INC.

Date: August 20, 2010	By:	/s/ Philip S. Forte
	Name:	Philip S. Forte
	Title:	Chief Financial Officer